EXHIBIT 99

FORM 3 JOINT FILER INFORMATION

Name and Address of Reporting Person:	RPCP Investments, Inc. 595 South Federal Highway, Suite 600 Boca Raton, FL 33432
Date of Event Requiring Statement:	6/28/05
Issuer Name and Ticker or Trading Symbol:	Devcon International Corp. (DEVC)
Relationship of Reporting Person to Issuer:	10% Owner
Designated Filer:	RPCP Investments, LLLP

Signature:	RPCP Investments, Inc.

By: /s/ Jack Ruff
Name: Jack Ruff
Title: Vice President